Exhibit 5

May 23, 2013

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Fiserv, Inc.

Registration Statement on Form S-8

Dear Ladies and Gentlemen:

I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (“Fiserv”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended, relating to the proposed issuance of up to 10,000,000 shares (the “Incentive Plan Shares”) of its Common Stock, $.01 par value, pursuant to the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Amended and Restated Incentive Plan”). I beneficially own 111,969 shares of Fiserv Common Stock, which number includes vested but unexercised stock options.

In connection with my representation, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation, and the Amended and Restated By-Laws, of Fiserv, and the Amended and Restated Incentive Plan.

Based upon the foregoing, I am of the opinion that:

The Incentive Plan Shares, when issued by Fiserv pursuant to the terms and conditions of the Amended and Restated Incentive Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles W. Sprague

Charles W. Sprague

Executive Vice President,

General Counsel and Secretary